 As filed with the Securities and Exchange Commission on April 30, 1998
                                             Registration No.
                                                              ----------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                        --------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act Of 1933
                        --------------------------------
                              LOMAK PETROLEUM, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           Delaware                500 Throckmorton Street       34-1312571
                                    Ft. Worth Texas 76102
(STATE OR OTHER JURISDICTION OF        (817) 870-2601
INCORPORATION OR ORGANIZATION)                               (I.R.S. EMPLOYER
                                                             IDENTIFICATION NO.)

    (ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                        --------------------------------
                          John H. Pinkerton, President
                              Lomak Petroleum, Inc.
                 500 Throckmorton Street Fort Worth, Texas 76102
                                 (817) 870-2601
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                        --------------------------------
                                 With a copy to:
                                  J. Mark Metts
                             Vinson & Elkins L.L.P.
                             1001 Fannin, Suite 2300
                            Houston, Texas 77002-6760
                                 (713) 758-2222
                        --------------------------------

      Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

     =============================================================================================================================
                                                                                PROPOSED          PROPOSED
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     AMOUNT TO BE         MAXIMUM           MAXIMUM
                                                             REGISTERED      OFFERING PRICE       AGGREGATE         AMOUNT OF
                                                                              PER SHARE(1)    OFFERING PRICE(1) REGISTRATION FEE
     -----------------------------------------------------------------------------------------------------------------------------


     Common Stock, $.01 par value(2).....................   903,615 shares   $   15.38           $ 13,897,599      $    4,211


     =============================================================================================================================


---------------

(1) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457 (c) under the Securities Act of 1933, as amended, based on a price of $15.38 (average of the high and low price of the Common Stock of Lomak Petroleum, Inc, on the New York Stock Exchange on April 28, 1998).
(2) Includes 903,615 shares of Common Stock issued in the Trend Acquisition. No separate consideration will be received for the Lomak Common Stock.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities laws of any such State.





                   SUBJECT TO COMPLETION, DATED APRIL 30, 1998

          PROSPECTUS
          ----------

                              LOMAK PETROLEUM, INC.
                         903,615 SHARES OF COMMON STOCK




         Up to 903,615 shares (the "Offered Securities") of Common Stock, par value $.01 per share (the "Lomak Common Stock") of Lomak Petroleum, Inc., a Delaware corporation ("Lomak or the "Company") may be offered for sale from time to time by a certain stockholder of the Company (the "Selling Securityholder") See "Selling Securityholder." The Company will not receive any of the proceeds from the sale of the Offered Securities by the Selling Securityholder.

         The Offered Securities covered by this Prospectus may be sold by the selling Securityholder or by pledges, donees transferees or other successors in interest. Sales of Offered Securities by the Selling Securityholder may be effected from time to time in one or more transactions, including block trades, in negotiated transactions or in a combination of any such methods of sale. The selling price of the Offered Securities may be at the market price prevailing at the time of sale, at a price related to such prevailing market price or at a negotiated price. Each Selling Securityholder may be deemed an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") See "Plan of Distribution."

         The Lomak Common Stock is traded on The New York Stock Exchange (the "NYSE") under the symbol "LOM." The closing price of the Lomak Common Stock on the NYSE was $15.38 per share on April 28, 1998.


               SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES HEREBY OFFERED.





         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                              ---------------------


                 The date of this Prospectus is April 30, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Lomak Common Stock is listed.

         The Company has filed with the Commission a Registration Statement on Form S-3 (herein together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the Offered Securities. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to Lomak and the Offered Securities, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission or on the Commission's Web site. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.



                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents and information heretofore filed with the Commission by the Company are hereby incorporated by reference into this
Prospectus:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, dated March 20, 1998.

         2. The Company's Current Report on Form 8-K dated February 26, 1997, as amended by Form 8-K/A dated March 14, 1997.

         3. The description of Lomak Common Stock contained in Lomak's Registration Statement on Form 8-A, dated July 16, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offerings made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any document described above (other than exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Lomak Petroleum, Inc., 500 Throckmorton Street, Fort Worth, Texas 76102, Attn: Corporate Secretary, Telephone No. (817) 870-2601.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this Prospectus. Unless the context otherwise requires all references herein to "Lomak" or the "Company" include Lomak Petroleum, Inc. and its consolidated subsidiaries. Certain industry terms are defined in the Glossary.

                                   THE COMPANY

         Lomak is an independent energy company engaged in oil and gas development, exploration and acquisition primarily in four core areas: the Permian, Midcontinent, Gulf Coast, and Appalachia regions. Over the past seven years, the Company has significantly increased its reserves and production through acquisitions and the development and exploration of its properties. At December 31, 1997, the Company had proved reserves of 753 Bcfe with a Present Value of $632 million. On an Mcfe basis, the reserves were 76% natural gas, with a reserve life index in excess of 15 years. Properties operated by the Company account for 98% of its total reserves. The Company's leasehold position contains
1.2 million gross acres. The Company also owns over 3,000 miles of gas gathering systems and a gas processing plant in proximity to its principal gas properties.

RECENT DEVELOPMENTS

         Fuhrman-Mascho Acquisition. In December 1997, the Company completed the acquisition of certain oil properties located in the Fuhrman-Mascho field in West Texas (the "Fuhrman-Mascho Properties") for a purchase price of $40 million, including 554,101 shares of Lomak Common Stock. The Fuhrman-Mascho Properties include 160 producing wells and leasehold acreage covering approximately 13,600 gross acres (12,100 net acres). On a Present Value basis, the acquired reserves were 40% developed and greater than 95% operated. Additionally, the Company recorded $12 million of deferred income taxes in connection with the acquisition.

         Trend Acquisition. In March 1998, the Company completed the acquisition of oil and gas properties from Trend Exploration Company (the "Trend Acquisition") for a purchase price of $57 million, including $42 million in cash and $15 million of Lomak Common Stock (the "Trend Shares"). The acquired properties encompass 14,200 gross acres, include 32 producing wells, 13 proved drilling locations, 15 unproved locations and significant exploration potential. On a BOE basis, the reserves are 85% oil and 15% natural gas. Upon completion of the acquisition Lomak assumed operations of 25 of the producing wells. Current production is 2,100 BOE per day net to Lomak's 60% average working interest.

         Legal Proceedings. In July 1997, a gas utility filed an action in the state district court in Tarrant County, Texas. In the lawsuit, the gas utility asserted a breach of contract claim arising out of a gas purchase contract, in which it is buyer and the Company is seller. Under the gas utility's interpretation of the contract it is seeking, as damages, the reimbursement of the difference between the above-market contract price it paid and market price on a portion of the gas it has taken beginning in July 1997. As of January 1998, the utility alleged that it was entitled to receive approximately $2 million plus attorneys' fees and that this amount will increase by the time the proceedings are completed. Based on its interpretation of the contract, the Company counterclaimed seeking damages for breach of contract and repudiation of the contract. In April 1998, the court gave notice of its intention to grant a partial summary judgment on the liability issue in favor of the gas utility's interpretation of the contract. The case is currently scheduled for trial on June 1, 1998 to determine the amount of damages, if any. The Company intends to defend the damage claim and appeal the entire decision when a final judgment is entered. Accordingly, no damage amounts have been included in the Company's financial statements.

BUSINESS STRATEGY

         The Company's objective is to maximize shareholder value through aggressive growth in its reserves, production, cash flow and earnings through a balanced program of development and exploratory drilling and strategic acquisitions. Management believes that the acquisitions completed since 1990 have substantially enhanced the Company's ability to increase its production and reserves through the ongoing development of the acquired properties. The Company now has over 1,600 proven recompletion and development drilling projects. With its large development inventory and expanding exploration effort, the Company believes that it can achieve significant growth in reserves, production, cash flow and earnings over the next several years, without the benefit of future acquisitions. The Company currently anticipates spending approximately $300 million during the next three years on the development and exploration activities. Consequently, while acquisitions are expected to continue to play an important role in its future growth, the Company will focus on exploiting the potential of its larger property base. The Company's leasehold now totals approximately 1.2 million gross acres (1.0 million net acres), providing significant long-term development and exploration potential.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         In order to most effectively implement its operating strategy, the Company has concentrated its activities in selected geographic areas. In each core area, the Company has established separate business units, each with operating, engineering, geological, land, acquisition and other personnel experienced in their respective area. The Company believes that this geographic focus provides it with a competitive advantage in sourcing and evaluating new business opportunities within these areas, as well as providing economies of scale in operating and developing its properties.


          Development. The Company's development activities include recompletions of existing wells, infill drilling and installation of secondary recovery projects. Development projects are generated within core operating areas where the Company has significant operational and technical experience. At December 31, 1997, over 1,600 proven development projects were in inventory. Over 360 of these projects are anticipated to be initiated in 1998 at a total cost of $77 million. Based on the projects currently in inventory, development expenditures are currently projected to total $250 million for the next three years.

          Exploration. Beginning in 1996, the Company began to conduct exploration activities on or near existing properties within its core operating areas. The Company currently has an inventory of 13 multi-prospect, higher risk, higher reward exploration projects. Each of the exploration projects includes multiple drilling prospects. The Company's exploration program targets deeper horizons within existing Company-operated fields, as well as establishing new fields in exploration trend areas in which Lomak's technical staff has experience. Lomak's strategy is based upon limiting its risk by allocating no more than 10% of its cash flow to exploration activities and by participating in a variety of projects with differing characteristics. The Company projects exploratory expenditures to range between $8 million and $10 million in 1998.

         Acquisitions. Since 1990, 68 acquisitions have been completed for a total consideration of $808 million. These acquisitions have been made at an average cost of $0.70 per Mcfe. The Company's acquisition strategy has historically been based on: (i) Locale: focusing in core areas where the Company has operating and technical expertise; (ii) Efficiency: targeting acquisitions in which operating and cost efficiencies can be obtained; (iii) Reserve
Potential: pursuing properties with the potential for reserve increases through recompletions and drilling; (iv) Incremental Purchases: seeking acquisitions where opportunities for purchasing additional interests in the same or adjoining properties exist; and (v) Complexity: pursuing more complex but less competitive corporate acquisitions.

         The Company maintains its corporate headquarters at 500 Throckmorton Street, Fort Worth, Texas 76102 and its telephone number is (817) 870-2601.








--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  THE OFFERING


The Issuer........................................   Lomak Petroleum, Inc., a Delaware corporation.

Securities Offered................................   903,615 shares of Lomak Common Stock issued to Trend Exploration
                                                     Company ("Trend").

NYSE Common Stock Symbol..........................   "LOM"

Selling Securityholders...........................   The Offered Securities were issued to Trend in connection with the
                                                     Trend  Acquisition. Trend or its transferees, pledgees, donees, or successors may from time to time offer and sell, pursuant to this
                                                     Prospectus, the Offered Securities. See "Selling Securityholder."

Use of Proceeds...................................   The Selling Securityholder will receive all of the proceeds from the sale of the Offered  Securities. Lomak will not receive any proceeds from the sale of the Offered Securities.










--------------------------------------------------------------------------------

                                  RISK FACTORS


         Prior to making an investment decision, prospective investors should carefully consider, together with the other information contained in this Prospectus, the following risk factors:

VOLATILITY OF OIL AND GAS PRICES

         The Company's financial condition, operating results and future growth and the carrying value of its oil and gas properties are substantially dependent on prevailing prices of, and demand for, oil and gas. The Company's ability to maintain or increase its borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent upon oil and gas prices. Historically the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond the control of the Company. These factors include weather conditions in the United States and elsewhere, the economic conditions in the United States and elsewhere, the actions of the Organization of Petroleum Exporting Countries ("OPEC"), governmental regulation, political stability in the Middle East and elsewhere, the supply and demand of oil and gas, the price of foreign imports and the availability and prices of alternate fuel sources. Any substantial and extended decline in the price of oil or gas would have an adverse effect on the Company's carrying value of its proved reserves, borrowing capacity, the Company's ability to obtain additional capital, and its financial condition, revenues, profitability and cash flows from operations.

         Volatile oil and gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES

         This Prospectus contains estimates of the Company's oil and gas reserves and the future net revenues from those reserves which have been prepared by the Company and certain independent petroleum consultants. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and gas that are ultimately recovered, production and operation costs, the amount and timing of future development expenditures and future oil and gas sales prices may all vary from those assumed in these estimates and such variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

         The present value of estimated future net cash flows referred to in this Prospectus should not be construed as the current market value of the estimated proved oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. The calculation of the Present Value of the Company's oil and gas reserves were based on prices on December 31, 1997. Average product prices at December 31, 1997 were $16.00 per barrel of oil, $10.27 per barrel for natural gas liquids and $2.79 per Mcf of gas. In addition, the calculation of the present value of the future net revenues using a 10% discount as required by the Commission is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general. Furthermore, the Company's reserves may be subject to downward or upward revision based upon actual production, results of future development, supply and demand for oil and gas, prevailing oil and gas prices and other factors.

FINDING AND ACQUIRING ADDITIONAL RESERVES

         The Company's future success depends upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent the Company conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of the Company will generally decline as they are produced. There can be no assurance that the Company's planned development projects and acquisition activities will result in significant additional reserves or that the Company will have success drilling productive wells at economic returns. If prevailing oil and gas prices were to increase significantly, the Company's finding costs to add new reserves could increase. The drilling of oil and gas wells involves a high degree of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. The cost of drilling, completing and operating wells is uncertain, and drilling or production may be curtailed or delayed as a result of many factors.

         The Company's business is capital intensive. To maintain its base of proved oil and gas reserves, a significant amount of cash flow from operations must be reinvested in property acquisitions, development or exploration activities. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investments to maintain or expand its asset base would be impaired. Without such investment, the Company's oil and gas reserves would decline.

DEVELOPMENT AND EXPLORATION RISKS

         The Company intends to increase its development and exploration activities. Exploration drilling, and to a lesser extent development drilling, involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs.

ACQUISITION RISKS

         The Company intends to continue acquiring oil and gas properties. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, review efforts are focused on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken.

EFFECTS OF LEVERAGE

         At December 31, 1997, the Company's outstanding indebtedness was $367.1 million and the Company's ratio of total debt to total capitalization was 53.7%. The principal payment obligations of the Company's debt for 1998, 1999 and 2000 amount to $413,000, $12,000 and $-0-, respectively. The Company's level of indebtedness will have several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests, and other restrictions will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its businesses, including possible acquisition activities and
(iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to oil and gas prices, the Company's level of production, general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by some or all of these factors. In addition, the Credit Agreement, (the "Credit Agreement") among the Company and several banks (the "Banks"), the indenture for the Company's 6% Convertible Debentures (the 6% Convertible Debentures") and the indenture for the Company's 8.75%

Senior Subordinated Notes (the "8.75% Notes") contain restrictions on the Company's ability to pay dividends on capital stock. Under the most restrictive of these provisions, the Company would have been able to pay up to $18.3 million of dividends as of December 31, 1997. See "Forward-Looking Information."

CAPITAL AVAILABILITY

         The Company's strategy of acquiring and developing oil and gas properties is dependent upon its ability to obtain financing for such acquisitions and development projects. The Company expects to utilize the Credit Agreement to borrow a portion of the funds required for any given transaction or project. If funds under the Credit Agreement are not available to fund acquisition and development projects, the Company would seek to obtain such financing from the sale of equity securities or other debt financing. There can be no assurance that any such other financing would be available on terms acceptable to the Company. Should sufficient capital not be available, the Company may not be able to continue to implement its strategy.

         The Credit Agreement limits the amounts the Company may borrow to amounts, determined by the Banks, in their sole discretion, based upon a variety of factors including the discounted present value of the Company's estimated future net cash flow from oil and gas production (the "Borrowing Base"). At December 31, 1997 the Borrowing Base was $325 million, of which the Company had borrowings of $186.7 million outstanding. If oil or gas prices decline below their current levels, the availability of funds and the ability to pay outstanding amounts under the Credit Agreement could be materially adversely affected.

OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS

         The oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, cratering, fires, explosions, pipeline ruptures or spills, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties, environmental pollution, suspension of operations and substantial losses. Although the Company carries insurance which it believes is reasonable, it is not fully insured against all risks. The Company does not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and results of operations of the Company.

         From time to time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which the Company owns an interest have been subject to production curtailments. The curtailments vary from a few days to several months. In most cases the Company is provided only limited notice as to when production will be curtailed and the duration of such curtailments. The Company is currently not curtailed on any of its production.

         Certain of the Company's properties are located offshore in the Gulf of Mexico which are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations. Several of the offshore properties have encountered production shortfalls due primarily to mechanical problems. The mechanical issues are currently being addressed by the operators. However, the Company cannot accurately predict when and if production will be returned to the original levels.

HEDGING RISKS

         From time to time, the Company hedges a portion of its physical oil and natural gas production by entering short positions through fixed price swaps or options. The Company does not generally trade directly utilizing NYMEX futures. The settlement is determined by the difference between the Company's fixed price and the average of the daily prompt NYMEX WTI contract during each corresponding month.

         The Company's Vice-President-Gas Management has the responsibility for implementing approved hedge strategies. The hedge program provides for oversight and reporting requirements, hedge goals and how strategies will be developed.

         The Company may in the future enter into oil and natural gas futures contracts, options and swaps. The Company's hedging activities, while intended to reduce the Company's sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which (i) production is less than expected, (ii) there is a widening of price differentials between delivery points required by fixed price delivery contracts to the extent they differ from those of the Company's production or (iii) the Company's customers or the counterparties to its futures contracts fail to purchase or deliver the contracted quantities of oil or natural gas. Additionally, the fixed price sales and hedging contracts limit the benefits the Company will realize if actual prices rise above the contract prices. In the future, the Company may increase the percentage of its production covered by hedging arrangements.

GAS CONTRACT RISK

         A significant portion of the Company's production is subject to fixed price contracts. Approximately 38% of average gas production at December 31, 1997 was sold subject to fixed price sales contracts. These fixed price contracts are at prices ranging from $2.10 to $4.34 per Mcf. The fixed price contracts with terms of less than one year, between one and five years and greater than five years constitute approximately 51%, 42% and 7%, respectively, of the volume sold under fixed price contracts. The fixed price sales contracts limit the benefits the Company will realize if actual prices rise above the contract prices.

         From time to time, the Company enters into oil and natural gas price hedges to reduce its exposure to commodity price fluctuations. At December 31, 1997 approximately 12% of the Company's existing market sensitive production was fixed under hedging agreements which expire in 1998. Subsequent to December 31, 1997, the Company entered into additional hedging agreements which increased the percentage of the Company's existing market sensitive production covered by hedging arrangements to 28%. In the future, the Company may hedge a larger percentage of its production, however, it currently anticipates that such percentage would not exceed 70%. Although these hedging activities provide the Company some protection against falling prices, these activities also reduce the potential benefits to the Company of price increases above the levels of the hedges.

         As part of the acquisition of oil and gas properties from American Cometra, Inc. in the first quarter of 1997, the Company acquired an above market gas contract with a major Texas gas utility company, which expires June 30, 2000. The contract represents 16% of the Company's 1997 gas production on an Mcf basis. The price paid pursuant to the contract converts to a price of $3.73 per Mcf ($3.33 per Mmbtu) at December 31, 1997. The gas contract provides for a price escalation of $0.05 per Mcf on July 1 of each year. No other purchaser of the Company's oil or gas during 1997 exceeded 10% of the Company's total revenues. In July 1997 the gas utility filed an action in state district court regarding the gas contract. (See "The Company - Recent Developments").

GAS GATHERING, PROCESSING AND MARKETING

         The Company's gas gathering, processing and marketing operations depend in large part on the ability of the Company to contract with third party producers to produce their gas, to obtain sufficient volumes of committed natural gas reserves, to maintain throughput in the Company's processing plant at optimal levels, to replace production from declining wells, to assess and respond to changing market conditions in negotiating gas purchase and sale agreements and to obtain satisfactory margins between the purchase price of its natural gas supply and the sales price for such residual gas volumes and the natural gas liquids processed. In addition, the Company's operations are subject to changes in regulations relating to gathering and marketing of oil and gas. The inability of the Company to attract new sources of third party natural gas or to promptly respond to changing market conditions or regulations in connection with its gathering, processing and marketing operations could materially adversely affect the Company's financial condition and results of operations.

LAWS AND REGULATIONS

         The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering, marketing, transportation and storage of oil and gas. These regulations, among other things, control the rate of oil and gas production, and control the amount of oil that may be imported. The Company's operations are subject to numerous laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution which might result from the Company's operations. The Company may also be subject to substantial clean-up costs for any toxic or hazardous substance that may exist under any of its properties. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes" which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have a similar impact on the Company. The Company could incur substantial costs to comply with environmental laws and regulations.

COMPETITION

         The Company encounters substantial competition in acquiring properties, marketing oil and gas, securing equipment and personnel and operating its properties. The competitors in acquisitions, development, exploration and production include major oil companies, numerous independent oil and gas companies, individual proprietors and others. Many of these competitors have financial and other resources which substantially exceed those of the Company and have been engaged in the energy business for a much longer time than the Company. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit.

DEPENDENCE ON KEY PERSONNEL

         The Company depends, and will continue to depend in the foreseeable future, on the services of its officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil and gas properties and marketing oil and gas production, including John H. Pinkerton, the Company's President and Chief Executive Officer. However, the Company does not have employment contracts with any of its officers or key employees. The ability of the Company to retain its officers and key employees is important to the continued success and growth of the Company. The loss of key personnel could have a material adverse effect on the Company. The Company does not maintain key man life insurance on any of its officers or key employees.

CERTAIN BUSINESS INTERESTS OF CHAIRMAN

         Thomas J. Edelman, Chairman of the Company, is also the Chairman, President and Chief Executive Officer of Patina Oil & Gas Company ("Patina"), a publicly traded oil and gas company. The Company currently has no existing business relationships with Patina, and Patina does not own any of the Company's securities. However, as a result of Mr. Edelman's position in Patina, conflicts of interests may arise between them. The Company has board policies that require Mr. Edelman to give notification of any potential conflicts that may arise between the Company and Patina. There can be no assurance, however, that the Company will not compete with Patina for the same acquisition or encounter other conflicts of interest.

                           FORWARD-LOOKING INFORMATION

         Information included in this Prospectus, including information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including projections, estimates and expectations. Those statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should one or more of these statements or their underlying assumptions prove to be incorrect, actual results could vary materially. Without limiting the generality of the foregoing, words such as "anticipate," estimate," "project" and "expect" are intended to identify forward-looking statements. Although the Company believes that such projections, estimates and expectations are based on reasonable assumptions, it can give no assurance that such projections, estimates and expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include political and economic developments in the United States and foreign countries, federal and state regulatory developments, the timing and extent of changes in commodity prices, the extent of success in acquiring oil and gas properties and in discovering, developing and producing reserves and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements. See "Risk Factors" for further information with respect to certain of such factors.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds upon the sale by the Selling Securityholder of the Offered Securities.



                  DESCRIPTION OF CAPITAL STOCK AND INDEBTEDNESS

         As of the date hereof the authorized capital stock of the Company consists of (i) 10,000,000 shares of serial preferred stock, $1.00 par value, of which 1,150,000 shares has been designated as "$2.03 Convertible Preferred Stock" and (ii) 50,000,000 shares of Lomak Common Stock, $.01 par value. As of March 26, 1998 the Company had outstanding 21,193,742 shares of Lomak Common Stock and 1,149,840 shares of $2.03 Convertible Preferred Stock.

LOMAK COMMON STOCK

         Holders of Lomak Common Stock are entitled to receive dividends if, when and as declared by the Board of Directors of the Company out of funds legally available therefor (however, the indenture for the 6% Convertible Debentures, the indenture for the 8.75% Notes and the Credit Agreement contain certain restrictions on the payment of cash dividends). If there is any arrearage in the payment of dividends on any preferred stock, the Company may not pay dividends upon, repurchase or redeem shares of its Lomak Common Stock. All shares of Lomak Common Stock have equal voting rights on the basis of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Shares of Lomak Common Stock have no preemptive, conversion, sinking fund or redemption provisions and are not liable for further call or assessment. Each share of Lomak Common Stock is entitled to share on a pro rata basis in any assets available for distribution to the holders of the Lomak Common Stock upon liquidation of the Company after satisfaction of any liquidation preference on any series of the Company's preferred stock. All outstanding shares of Lomak Common Stock are validly issued, fully paid and nonassessable.

OPTIONS

         The Company's stock option plans, which are administered by the Compensation Committee, provide for the granting of options to purchase shares of Lomak Common Stock to key employees, directors and certain other persons who are not employees for advice or other assistance or services to the Company. The plan permits the granting of options to acquire up to 3,200,000 shares of Lomak Common Stock subject to a limitation of 10% of the outstanding Lomak Common Stock on a fully diluted basis. At December 31, 1997, a total of 1,906,959 options had been granted under the plan of which options to purchase 729,257 shares were exercisable at that date. The options outstanding at December 31, 1997 were granted at an exercise price of $3.38 to $18.00 per share. The exercise price of all such options was equal to the fair market value of the Lomak Common Stock on the date of grant. All were options granted for a term of five years, with 30% of the options becoming exercisable after one year, an additional 30% becoming exercisable after two years and the remaining options becoming exercisable after three years.

PREFERRED STOCK

         The Board of Directors of the Company, without action by stockholders, is authorized to issue shares of serial preferred stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and the liquidation, conversion, redemption and other rights of each such series. The Board of Directors could issue a series with rights more favorable with respect to dividends, liquidation and voting than those held by the holders of its Lomak Common Stock. At December 31, 1997, 1,149,840 shares of Preferred Stock were outstanding, designated as $2.03 Convertible Preferred Stock.

         The $2.03 Convertible Preferred Stock bears an annual dividend rate of $2.03 payable quarterly. If dividends have not been paid on the $2.03 Convertible Preferred Stock, the Company cannot redeem or pay dividends on shares of stock ranking junior to the $2.03 Convertible Preferred Stock. No new serial preferred stock can be created with rights superior to those of the $2.03 Convertible Preferred Stock, as to dividends and liquidation rights, without the approval of the holders of a majority of the $2.03 Convertible Preferred Stock. In addition, the holders of the $2.03 Convertible Preferred Stock are entitled to one vote for each share owned. Additionally, if dividends remain unpaid for six full quarterly periods, or if any future class of preferred stockholders is entitled to elect members of the Board of Directors based on actual missed and unpaid dividends, the number of members of the Board of Directors will be increased to such number as may be necessary to entitle the holders of the $2.03 Convertible Preferred Stock and such other future preferred stockholders, voting as a single class, to elect one-third of the members of the Board of Directors. The $2.03 Convertible Preferred Stock has liquidation rights of $25 per share. The Company may exchange the $2.03 Convertible Preferred Stock for an aggregate of $28,750,000 principal amount of its 8.125% Convertible Subordinated Notes due December 31, 2005. Each share of $2.03 Convertible Preferred Stock is convertible into Lomak Common Stock at a conversion price of $9.50 per share, subject to adjustment under certain circumstances. The conversion price will be reduced for a limited period (but to not less than $5.21) if a change in control or fundamental change in the Company occurs at a time that the market price of the Lomak Common Stock is less than the conversion price. The Company may redeem the $2.03 Convertible Preferred Stock at any time after November 1, 1998, at redemption prices declining from $26.50 to $25.00 per share, plus cumulative unpaid dividends.

6% CONVERTIBLE SUBORDINATED DEBENTURES

         On December 27, 1996, the Company sold $55,000,000 aggregate principal amount of 6% Convertible Subordinated Debentures (the "6% Convertible Debentures") in a private offering not registered under the Securities Act. The 6% Convertible Debentures are convertible at any time prior to maturity, unless previously redeemed or repurchased, into shares of Lomak Common Stock, at a conversion price of $19.25 per share, subject to adjustment under certain circumstances. The 6% Convertible Debentures are unsecured and subordinate to all senior and senior subordinated indebtedness and do not restrict the incurrence of additional indebtedness by the Company or any of its subsidiaries. The 6% Convertible Debentures will mature on February 1, 2007. The Company may redeem the 6% Convertible Debentures, in whole or in part, on or after February 1, 2000, at certain redemption prices, plus accrued but unpaid interest at the date fixed for redemption. Upon certain changes of control of the Company, the Company is required to offer to repurchase each holder's 6% Convertible Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

         Pursuant to a Registration Rights Agreement between the Company and the initial purchasers of the 6% Convertible Debentures, the Company has filed a shelf registration statement (the "6% Debenture Shelf Registration Statement") relating to the resale of the 6% Convertible Debentures and the shares of Lomak Common Stock issuable upon conversion of the 6% Convertible Debentures. The Company will use its reasonable best efforts to maintain the effectiveness of the 6% Debenture Shelf Registration Statement until the third anniversary of the issuance of the 6% Convertible Debentures, except that it shall be permitted to suspend the use of the 6% Debenture Shelf Registration Statement during certain periods under certain circumstances. If the Company fails to meet certain of its obligations under the 6% Debenture Shelf Registration Statement, then a supplemental payment will be made to the holders of the 6% Convertible Debentures or shares of Lomak Common Stock actually issued upon conversion of the 6% Convertible Debentures. During the first 90 days of such a default, the supplemental payment will be $.05 per week per $1,000 principal amount of the 6% Convertible Debentures and $.0005 per week per share of such Lomak Common Stock. The amount of such supplemental payment will increase over time if the default continues, subject to a maximum supplemental payment of $.20 per week per $1,000 principal amount of 6% Convertible Debentures and $.002 per week per share of Lomak Common Stock.

CREDIT AGREEMENT

         The Credit Agreement permits the Company to obtain revolving credit loans and to issue letters of credit for the account of the Company from time to time in an aggregate amount not to exceed $400 million (of which not more than $150 million may be represented by letters of credit). The Borrowing Base is currently $325 million under the expanded facility and is subject to semi-annual determination and certain other redeterminations based upon a variety of factors, including the discounted present value of estimated future net cash flow from oil and gas production.

         At the Company's option, loans may be prepaid, and revolving credit commitments may be reduced, in whole or in part at any time in certain minimum amounts. The Credit Agreement matures in February 2002.

         The obligations of the Company under the Credit Agreement are unconditionally and irrevocably guaranteed by certain subsidiaries of the Company.

         At the Company's option, the applicable interest rate per annum is either the Eurodollar loan rate plus a margin ranging from .625% to 1.125% or the Alternate Base Rate (as defined) plus a margin ranging from 0% to .25%. The Alternate Base Rate is the higher of (a) the administrative agent bank's prime rate and (b) the federal funds effective rate plus .5%.

         The Credit Agreement includes various covenants that require, among other things, that the Company (i) maintain a minimum consolidated tangible net worth of at least $100 million plus 90% of the net cash proceeds from the sale of 4 million shares of the Company's common stock completed in March 1997 (the "Original Offering ") and 50% of the net proceeds from any subsequent equity offering by the Company; (ii) maintain a ratio of EBITDA to consolidated interest expense on total debt for each period of four consecutive fiscal quarters of at least 2.5 to 1.0; and (iii) not make restricted payments (defined as dividends, distributions or guarantees to third parties or the retirement, repurchase or prepayment prior to the scheduled maturity of its subordinated debt) in an aggregate amount in any one fiscal year in excess of $5 million plus 50% of the net proceeds from the Original Offering and any equity offerings subsequent to the Original Offering and 50% of the Company's consolidated net income earned after January 1, 1997. In addition, the Credit Agreement restricts the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates.

8.75% SENIOR SUBORDINATED NOTES

         On March 14, 1997, the Company sold $125,000,000 of 8.75% Senior Subordinated Notes due 2007 (the "8.75% Notes"). The 8.75% Notes are not redeemable at the Company's option prior to January 15, 2002. Thereafter, the 8.75% Notes will be subject to redemption at the option of the Company, in whole or in part, at redemption prices, plus accrued and unpaid interest, if any, beginning at 104.375% of the principal amount and declining to 100% in 2005. The 8.75% Notes are unsecured general obligations of the Company and are subordinated to all senior debt (as defined) of the Company which includes borrowings under the Credit Agreement. The 8.75% Notes are guaranteed on a senior subordinated basis by all of the subsidiaries of the Company and any future subsidiary of the Company and each guarantor is a wholly owned subsidiary of the Company. The guarantees are full, unconditional and joint and several. Separate financial statements of each guarantor are not presented because they are included in the consolidated financial statements of the Company and management has concluded that their disclosure provides no additional benefits.

         The 8.75% Notes were issued pursuant to an indenture containing certain covenants that will, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness and issue disqualified stock, pay dividends, make distributions, make investments, make certain other restricted payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing indebtedness and engage in mergers and consolidations.

CONVERTIBLE PREFERRED SECURITIES

         On October 16, 1997, Lomak, through a newly-formed affiliate Lomak Financing Trust (the "Trust"), completed the issuance of $120 million of 5 3/4% trust convertible preferred securities (the "Convertible Preferred Securities"). The Trust issued 2,400,000 shares of the Convertible Preferred Securities at $50 per share. Each Convertible Preferred Security is convertible at the holder's option into 2.1277 shares of Common Stock, representing a conversion price of $23.50 per share.

         The Trust invested the $120 million of proceeds in 5 3/4% convertible junior subordinated debentures issued by Lomak (the " Junior Debentures"). In turn, Lomak used the net proceeds from the issuance of the Junior Convertible Debentures to repay a portion of its credit facility. The sole assets of the Trust are the Junior Debentures. The Junior Debentures and the related Convertible Preferred Securities mature on November 1, 2027. Lomak and Lomak Financing Trust may redeem the Junior Debentures and the Convertible Preferred Securities, respectively, in whole or in part, on or after November 4, 2000. For the first twelve months thereafter, redemptions may be made at 104.025% of the principal amount. This premium declines proportionally every twelve months until November 1, 2007, when the redemption price becomes fixed at 100% of the principal amount. If Lomak redeems any Junior Debentures prior to the scheduled maturity date, the Trust must redeem Convertible Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Debentures so redeemed.

         Lomak has guaranteed the payments of distributions and other payments on the Convertible Preferred Securities only if and to the extent that the Trust has funds available. Such guarantee, when taken together with Lomak's obligations under the Junior Debentures and related indenture and declaration of trust, provide a full and unconditional guarantee of amounts due on the Convertible Preferred Securities.

         Lomak owns all the common securities of the Trust. As such, the accounts of the Trust have been included in Lomak's consolidated financial statements after appropriate eliminations of intercompany balances. The distributions on the Convertible Preferred Securities have been recorded as a charge to interest expense on Lomak's consolidated statements of income, and such distributions are deductible by Lomak for income tax purposes.

                             SELLING SECURITYHOLDER



         The Offered Securities were issued to Trend (the "Selling Securityholder") in connection with the Trend Acquisition. The Selling Securityholder or its transferees, pledges, donees or successors (the "Selling Securityholders") may from time to time offer and sell pursuant to this Prospectus any or all of the Offered Securities.

         The Offered Securities have been registered pursuant to an agreement which provides that the Company file a registration statement with regard to the Offered Securities within thirty (30) days of the date of the Trend Acquisition and keep such registration statement effective until the earlier of (i) the sale pursuant to such registration statement or Rule 144(a) under the Securities Act of all the Offered Securities, and (ii) the expiration of the holding period applicable to sales of Offered Securities under Rule 144(k) under the Securities Act, or any successor provision. Although the Selling Securityholder has not advised the Company that it currently intends to sell all or any of the Offered Securities pursuant to this Prospectus, the Selling Securityholder may choose to sell the Offered Securities from time to time upon notice to Lomak. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         The Offered Securities may be sold from time to time to purchasers directly by the Selling Securityholder. Alternatively, the Selling Securityholder may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholder or the purchasers of such securities for whom they may act as agents. The Selling Securityholder and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at the prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. This sale of the Offered Securities may be effectuated in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing and exercise of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of the type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers. To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The Selling Securityholder will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Securityholder. The foregoing may affect the marketability of such securities.

     Pursuant to the Company's agreement with Trend, the Company shall pay all expenses of the registration of the Offered Securities including, without limitation, commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Securityholder will pay all underwriting discounts and selling commissions, if any. The Selling Securityholder will be indemnified by the Company jointly and severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Securityholder severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the Offered Securities being registered hereby will be passed upon for Lomak by Vinson & Elkins L.L.P., Houston, Texas.



                                     EXPERTS

         The Consolidated Financial Statements of the Company, as of December 31, 1996 and 1997 and for the three years then ended, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in giving said reports.

                                    GLOSSARY

The terms defined in this glossary are used throughout this Prospectus.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcf.  One billion cubic feet.

Bcfe. One billion cubic feet of natural gas equivalents, based on a ratio of 6 Mcf for each barrel of oil, which reflects the relative energy content.

Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or gas well.

Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Infill well. A well drilled between known producing wells to better exploit the reservoir.

Mbbl.  One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf. One thousand cubic feet.

Mcf/d.  One thousand cubic feet per day.

Mcfe. One thousand cubic feet of natural gas equivalents, based on a ratio of 6 Mcf for each barrel of oil, which reflects the relative energy content.

Mmbbl.  One million barrels of crude oil or other liquid hydrocarbons.

MmBtu. One million British thermal units. One British thermal unit is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Mmcf.  One million cubic feet.

Mmcfe.  One million cubic feet of natural gas equivalents.

Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

Net oil and gas sales. Oil and natural gas sales less oil and natural gas production expenses.

Present Value. The pre-tax present value, discounted at 10%, of future net cash flows from estimated proved reserves, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

Productive well. A well that is producing oil or gas or that is capable of production.

Proved developed non-producing reserves. Reserves that consist of (i) proved reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

Proved developed producing reserves. Proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

Proved developed reserves. Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Recompletion. The completion for production of an existing wellbore in another formation from that in which the well has previously been completed.

Royalty interest. An interest in an oil and gas property entitling the owner to a share of oil and natural gas production free of costs of production.

Standardized Measure. The present value, discounted at 10%, of future net cash flows from estimated proved reserves after income taxes calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the Commission's rules for inclusion of oil and gas reserve information in financial statements filed with the Commission.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OF THEIR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR SINCE SUCH DATE.



                      -----------------

                      TABLE OF CONTENTS

                                                      Page
Available Information...............................     2
Incorporation of Certain Information by Reference...     2
Prospectus Summary...................................    3
Risk Factors..........................................   6
Forward-Looking Information..........................   10
Use of Proceeds......................................   11
Description of Capital Stock and Indebtedness.......    11
Selling Securityholder..............................    14
Plan of Distribution.................................   14
Legal Matters........................................   15
Experts..............................................   15
Glossary.............................................   16






                              LOMAK PETROLEUM, INC.
                         903,615 SHARES OF COMMON STOCK












                                 April 30, 1998

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The estimated expenses in connection with the distribution of the Offered Securities (all of which shall be paid by the Registrant) being registered hereunder (other than underwriting discounts) are set forth in the following table (all amounts except the SEC registration fee are estimated):

SEC Registration Fee.............................................      $  4,211
Legal Fees and Expenses..........................................         7,500
Accounting Fees and Expenses.....................................         5,000
Printing and Engraving...........................................        12,000
Miscellaneous....................................................         1,289
                                                                   -------------
      Total......................................................      $ 30,000





ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to a proceeding or threatened proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was, at the request of the corporation, serving in any of such capacities in another corporation or other enterprise. This statute describes in detail the right of the corporation to indemnify any such person.

     Article SEVENTH, section (5) the Company Certificate of Incorporation provides:

             Any former, present or future director, officer or employee of the Company or the legal representative of any such director, officer, or employee shall be indemnified by the Company

             (a) against reasonable costs, disbursements and counsel fees paid or incurred where such person has been successful on the merits or otherwise in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, or in defense of any claim, issue or matter therein, by reason of such person being or having been such director, officer or employee, and

             (b) with respect to any such action, suit, proceeding, inquiry or investigation for which indemnification is not made under (a) above, against reasonable costs, disbursements (which shall include amounts paid in satisfaction of settlements, judgments, fines and penalties, exclusive, however, of any amount paid or payable to the Company) and counsel fees if such person also had no reasonable cause to believe the conduct was unlawful, with the determination as to whether the applicable standard of conduct was met to be made by a majority of the members of the Board of Directors (sitting as a committee of the Board) who were not parties to such inquiry, investigation, action, suit or proceeding or by any one or more disinterested counsel to whom the question may be referred to the Board of Directors; provided, however, in connection with any proceeding by or in the right of the Company, no indemnification shall be provided as to any person adjudged by any court to be liable for negligence or misconduct except as and to the extent determined by such court.

             The termination of any such inquiry, investigation, action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not meet the standards of conduct set forth in subsection (b) above.

             Reasonable costs, disbursements and counsel fees incurred by such person in connection with any inquiry, investigation, action, suit or proceeding may be paid by the Company in advance of the final disposition of such matter if authorized by a majority of the Board of Directors (sitting as a committee of the Board) not parties to such matter upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount unless it is ultimately determined that such person is entitled to be indemnified as set forth herein.

             The Board of Directors may, at any regular or special meeting of the Board, by resolution, accord similar indemnification (prospective or retroactive) to any director, trustee, officer or employee of any other company who is serving as such at the request of the Company because of the Company's interest in such other company and any officer, director or employee of any constituent corporation absorbed by the Company in a consolidation or merger, or the legal representative of any such director, trustee, officer or employee.

             The indemnification herein provided shall not exclude any other rights to which such person may be entitled as a matter of law or which may be lawfully granted.

     Article EIGHTH of the Company's Certificate of Incorporation provides:

             No director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This paragraph shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Company shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. No repeal or modification of this Article VIII, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Company shall be effective with respect to any cause of action, suit claim or other matter, but for this Article VIII, would accrue or arise prior to such repeal or modification.

     Article XII of the Company's Bylaws, incorporating the above provisions, provides for an indemnification agreement to be entered into by directors' and designated officers of the Company. All directors of the Company have executed an indemnification agreement the form of which was approved by stockholders at the Company's 1994 annual stockholders meeting.

     Article XII of the Company's Bylaws also allows the Company to purchase liability insurance for officers and directors. As of the date hereof there is no such insurance in place.

     Article XIII of the Company's Bylaws, with certain specified exceptions, limits the personal liability of the directors to Lomak or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by Delaware law, including any changes in Delaware law adopted in the future.


         The Selling Securityholder will be indemnified by Lomak, against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. Lomak and the Trust will be indemnified by the Selling Securityholder severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 17, "Undertakings."

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       3.1(a) Certificate of Incorporation of Lomak dated March 24, 1980 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(b) Certificate of Amendment of Certificate of Incorporation dated July 22, 1981 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(c) Certificate of Amendment of Certificate of Incorporation dated September 8, 1982 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(d) Certificate of Amendment of Certificate of Incorporation dated December 28, 1988 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(e) Certificate of Amendment of Certificate of Incorporation dated August 31, 1989 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(f) Certificate of Amendment of Certificate of Incorporation dated May 30, 1991 (incorporated by reference to the Company's Registration Statement (No. 333-20259)).

       3.1(g) Certificate of Amendment of Certificate of Incorporation dated November 20, 1992 (incorporated by reference to the Company's Registration Statement (No. 333-20257)).

       3.1(h) Certificate of Amendment of Certificate of Incorporation dated May 24, 1996 (incorporated by reference to the Company's Registration Statement (No. 333-20257)).

       3.1(i) Certificate of Amendment of Certificate of Incorporation dated October 2, 1996 (incorporated by reference to the Company's Registration Statement (No. 333-20257)).

       3.1(j) Restated Certificate of Incorporation as required by Item 102 of Regulation S-T (incorporated by reference to the Company's Registration Statement (No. 333-20257)).

       3.2 By-Laws of the Company (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       4 Specimen certificate of Lomak Petroleum, Inc. Common Stock (incorporated by reference to the Company's registration statement (No. 333-20257)).



       4.13 Form of Trust Indenture relating to the Senior Subordinated Notes due 2007 between Lomak Petroleum, Inc., and Fleet National Bank as trustee (incorporated on the Company' s Registration Statement (No. 333-20257)).

       4.14 Purchase and Sale Agreement dated as of September 8, 1997 by and among Cabot Oil & Gas Corporation, Cranberry Pipeline Corporation, Big Sandy Gas Company, and Lomak Petroleum, Inc.


       5.1* Opinion of Vinson & Elkins L.L.P. as to the legality of Lomak Petroleum, Inc. common stock being registered hereby.

       10.1(a)* Purchase and sale agreement dated March 8, 1998 by and between Trend Exploration Company and Lomak Petroleum, Inc.

       23.1*         Consent of Independent Public Accountants.

       23.2* Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5.1).

       24.1*         Powers of attorney (included in the signature page hereto).

         * Filed herewith.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

         (b) For the purposes of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, Lomak Petroleum, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Forth Worth, State of Texas on April 30, 1998.

                                         LOMAK PETROLEUM, INC.

                                         BY:  /S/  JOHN H. PINKERTON
                                            ------------------------------------
                                            John H. Pinkerton
                                            President and
                                            Chief Executive Officer
                                            (Principal Executive Officer)

     KNOW BY ALL THESE PRESENTS, that each of the undersigned directors and officers of Lomak Petroleum, Inc. hereby constitutes and appoints John H. Pinkerton and Thomas W. Stoelk, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-3 under the Securities Act of 1933, including any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                                           Title                                  Date
------------------------------------------     ------------------------------------------      --------------------------

   /s/ Thomas J. Edelman                       Chairman and Director                                  April 30, 1998
------------------------------------------
             Thomas J. Edelman

   /s/ John H. Pinkerton                       President, Chief Executive Officer and                 April 30, 1998
------------------------------------------     Director (Principal Executive Officer)
             John H. Pinkerton

   /s/ C. Rand Michaels                        Vice Chairman and Director                             April 30, 1998
------------------------------------------
             C. Rand Michaels

   /s/ Robert E. Aikman                        Director                                               April 30, 1998
--------------------------------------------
             Robert E. Aikman

   /s/ Allen Finkelson                         Director                                               April 30, 1998
              Allen Finkelson

   /s/ Anthony V. Dub                          Director                                               April 30, 1998
--------------------------------------------
              Anthony V. Dub

   /s/ Ben A. Guill                            Director                                               April 30, 1998
------------------------------------------
               Ben A. Guill

   /s/ Thomas W. Stoelk                        Senior Vice President - Finance and                    April 30, 1998
------------------------------------------     Administration and Chief Financial Officer
             Thomas W. Stoelk                  (Principal Financial Officer)


   /s/ Geoffrey T. Doke                        Controller and Chief Accounting Officer                April 30, 1998
------------------------------------------     (Principal Accounting Officer)
             Geoffrey T. Doke

                                  EXHIBIT INDEX



     Exhibit No.                  Description
     -----------                  -----------

       3.1(a) Certificate of Incorporation of Lomak dated March 24, 1980 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(b) Certificate of Amendment of Certificate of Incorporation dated July 22, 1981 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(c) Certificate of Amendment of Certificate of Incorporation dated September 8, 1982 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(d) Certificate of Amendment of Certificate of Incorporation dated December 28, 1988 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(e) Certificate of Amendment of Certificate of Incorporation dated August 31, 1989 (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       3.1(f) Certificate of Amendment of Certificate of Incorporation dated May 30, 1991 (incorporated by reference to the Company's Registration Statement (No. 333-20259)).

       3.1(g) Certificate of Amendment of Certificate of Incorporation dated November 20, 1992 (incorporated by reference to the Company's Registration Statement (No. 333-20257)).

       3.1(h) Certificate of Amendment of Certificate of Incorporation dated May 24, 1996 (incorporated by reference to the Company's Registration Statement (No. 333-20257)).

       3.1(i) Certificate of Amendment of Certificate of Incorporation dated October 2, 1996 (incorporated by reference to the Company's Registration Statement (No. 333-20257)).

       3.1(j) Restated Certificate of Incorporation as required by Item 102 of Regulation S-T (incorporated by reference to the Company's Registration Statement (No. 333-20257)).

       3.2 By-Laws of the Company (incorporated by reference to the Company's Registration Statement (No. 33-31558)).

       5 Specimen certificate of Lomak Petroleum, Inc. Common Stock (incorporated by reference to the Company's registration statement (No. 333-20257)).

       4.15 Form of Trust Indenture relating to the Senior Subordinated Notes due 2007 between Lomak Petroleum, Inc., and Fleet National Bank as trustee (incorporated on the Company' s Registration Statement (No. 333-20257)).

       4.16 Purchase and Sale Agreement dated as of September 8, 1997 by and among Cabot Oil & Gas Corporation, Cranberry Pipeline Corporation, Big Sandy Gas Company, and Lomak Petroleum, Inc.


       5.1* Opinion of Vinson & Elkins L.L.P. as to the legality of Lomak Petroleum, Inc. common stock being registered hereby.

       10.1(a)* Purchase and sale agreement dated March 8, 1998 by and between Trend Exploration Company and Lomak Petroleum, Inc.

       23.1*         Consent of Independent Public Accountants.

       23.2* Consent of Vinson & Elkins L.L.P. (included in their opinion filed as Exhibit 5.1).

       24.1*         Powers of attorney (included in the signature page hereto).

         * Filed herewith.